Item 26. Exhibit (h) ii. g.

AMENDMENT TO SHAREHOLDER INFORMATION AGREEMENT

This Amendment, effective as of March 1, 2017 (the “Amendment”), amends the SHAREHOLDER INFORMATION AGREEMENT entered into as of March 12, 2007 by and between T. Rowe Price Services, Inc., T. Rowe Price Investment Services, Inc. and Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company and C.M. Life Insurance Company with an effective date of October 16, 2007. (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement to add T. Rowe Price Fixed Income Series, Inc. and T. Rowe Price Equity Series, Inc.to the Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	Effective as of March 1, 2017, T. Rowe Price Fixed Income Series, Inc. and T. Rowe Price Equity Series, Inc. are each made a party to the Agreement;
2.	Effective as of March 1, 2017, T. Rowe Price Fixed Income Series, Inc. and T. Rowe Price Equity Series, Inc. each agrees to be bound by the terms and conditions of the Agreement.; and
3.	Effective as of March 1, 2017, the term “Fund” as defined in the Agreement is amended to include T. Rowe Price Services, Inc., T. Rowe Price Investment Services, Inc., T. Rowe Price Fixed Income Series Inc. and T. Rowe Price Equity Series Inc.

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

This Amendment may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

1 of 2

[page break]

All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by their duly authorized signatories.

Massachusetts Mutual Life Insurance Company MML Bay State Life Insurance Company C.M. Life Insurance Company		T. Rowe Price Services, Inc.

By:	/s/ Gary F. Murtagh	By:	/s/ Fran Pollack-Matz
Gary F. Murtagh, Vice President

Date:	3/28/2017	Date:	3/28/17

T. Rowe Price Investment Services, Inc.		T. Rowe Price Fixed Income Series, Inc.

By:	/s/ Fran Pollack-Matz	By:	/s/ Darrell Braman

Date:	3/28/17	Date:	3/28/17

T. Rowe Price Equity Series, Inc.

By:	/s/ Darrell Braman

Date:	3/28/2017

2 of 2